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                                                                    EXhibit 23.8

                   CONSENT OF JANNEY MONTGOMERY SCOTT, INC.


         We hereby consent to the use of our opinion letter dated September 2, 1998 to the Board of Directors of CRW Financial, Inc. ("CRW") as Appendix VI to the Joint Proxy Statement/Prospectus of CRW, TeleSpectrum Worldwide Inc. and International Data Response Corporation relating, in part, to the proposed merger between CRW and a wholly-owned subsidiary of TeleSpectrum Worldwide Inc. and to the references to our firm in the Joint Proxy Statement/Prospectus which forms a part of this Registration Statement on Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.


JANNEY MONTGOMERY SCOTT, INC.


/s/ Janney Montgomery Scott, Inc.